Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210
(609) 716-8255 (fax)

AMREP REPORTS FISCAL 2014 RESULTS

Princeton, New Jersey, July 29, 2014 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported a net loss of $2,939,000, or $0.42 per share, for its fiscal year ended April 30, 2014 compared to a net loss of $2,838,000, or $0.47 per share in 2013. The results included pretax, non-cash impairment charges related to the write-down of certain long lived assets of $955,000 ($602,000 after tax, or $0.09 per share) in 2014 and $1,511,000 ($952,000 after tax, or $0.16 per share) in 2013. The results also included a reserve for doubtful accounts receivable primarily for magazine wholesalers who have discontinued operations of $2,458,000 ($1,549,000 after tax, or $0.22 per share) in 2014 and $2,000,000 ($1,260,000 after tax, or $0.21 per share) in 2013. Excluding the effect of the impairment charges and accounts receivable reserves in both years, the Company would have had a net loss of $788,000, or $0.11 per share, in 2014 compared to a net loss of $626,000, or $0.10 per share, in 2013.

Revenues were $87,337,000 in 2014 compared to $83,001,000 in 2013. Revenues from Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services and Staffing operations conducted by its Kable subsidiaries, increased from $82,105,000 in 2013 to $83,619,000 in 2014. The increase was primarily due to (i) the inclusion of revenues from Palm Coast’s FulCircle subsidiary acquired on December 31, 2012 whose full fiscal year revenues were $5,922,000 in 2014 compared to $1,759,000 for the four months ended April 30, 2013 and (ii) $1,759,000 of payments from a significant Subscription Fulfillment customer related to the early termination of their contract. Excluding these two items, the Media Services operations had a $4,408,000 net decrease in revenues for 2014 compared to 2013. Operating expenses for the Company’s Media Services business increased from $69,880,000 in 2013 to $72,494,000 in 2014, primarily due to inclusion of a full year of expenses for FulCircle during 2014.

Revenues from land sales at the Company’s AMREP Southwest subsidiary increased from $833,000 in 2013 to $3,634,000 in 2014. In Rio Rancho, New Mexico, the Company offers for sale both developed and undeveloped lots to national, regional and local homebuilders, commercial and industrial property developers and others. The Company sold 89 acres of land in 2014 at an average selling price of $41,000 per acre compared to 12 acres of land in 2013 at an average selling price of $69,000 per acre. The average gross profit percentage on land sales before indirect costs was 23% for 2014 compared to 38% for 2013. As a result of many factors, including the nature and timing of specific transactions and the type and location of land being sold, revenues, average selling prices and related average gross profits from land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

For additional information regarding the Company’s financial results, please refer to the Company’s Annual Report on Form 10-K filed today with the Securities and Exchange Commission.

AMREP Corporation’s Media Services businesses, conducted by its Kable and Palm Coast Data subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest subsidiary is a major holder of real estate in New Mexico.

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Schedule 1

AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2014	2013
Revenues	$87,337,000	$83,001,000

Net (loss)(a)	$(2,939,000)	$(2,838,000)

(Loss) per share – Basic and Diluted	$(0.42)	$(0.47)

Weighted average number of common shares outstanding	6,988,000	5,996,000

(a)	Results for 2014 included pretax, non-cash impairment charges of $955,000 ($602,000 after tax, or $0.09 per share) and a reserve for doubtful accounts receivable of $2,458,000 ($1,549,000 after tax, or $0.22 per share), while results for 2013 included pretax, non-cash impairment charges of $1,511,000 ($952,000 after tax, or $0.16 per share) and a reserve for doubtful accounts receivable of $2,000,000 ($1,260,000 after tax, or $0.21 per share).